North America Structured Investments

J.P.Morgan

2yr Capped Dual Directional Buffered Equity Notes linked to Lesser Performing of SPX/RTY

The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.

Summary of Terms

Issuer: JPMorgan Chase Financial Company LLC

Guarantor: JPMorgan Chase & Co.

Minimum Denomination: $1,000

Index: S&P 500® Index and Russell 2000® Index

Pricing Date: January 31, 2019

Observation Date: January 26, 2021

Maturity Date: January 29, 2021

Maximum Upside Return: At least 45.00%*

Buffer Amount: 15.00%

Payment At Maturity: If the Final Value of each Index is greater than its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Index Return), subject to the Maximum Upside Return

If (i) the Final Value of one Index is greater than its Initial Value and the Final Value of the other Index is equal to its Initial Value or is less than its Initial Value by up to the Buffer Amount or (ii) the Final Value of each Index is equal to its Initial Value or is less than its Initial Value by up to the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

1,000 + ($1,000 × Absolute Index Return of the Lesser Performing Index)

If the Final Value of either Index is less than its Initial Value by more than the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 x (Lesser Performing Index Return + Buffer Amount)]

If the Final Value of either Index is less than its Initial Value by more than the Buffer Amount, you will lose some or most of your principal amount at maturity.

CUSIP: 48130WQN4

Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48130WQN4/doctype/Product_Termsheet/document.pdf

For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.

Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

* The actual Maximum Upside Return will be provided in the pricing supplement and will not be less than 45.00%.

**Reflects Maximum Upside Return equal to the minimum Maximum Upside Return set forth herein, for illustrative purposes.

The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.

The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.

Hypothetical Total Returns**


Note Performance
Lesser Performing Index Performance
Payment at Maturity
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
-50%
-40%
-30%
-20%
-10%
0%
10%
20%
30%
40%
50%
Lesser Performing Index Return

Lesser Performing Index Return	Lesser Performing Index Absolute Index Return	Total Return on the Notes
65.00%	N/A	45.00%
45.00%	N/A	45.00%
40.00%	N/A	40.00%
30.00%	N/A	30.00%
20.00%	N/A	20.00%
10.00%	N/A	10.00%
5.00%	N/A	5.00%
0.00%	N/A	0.00%
-10.00%	10.00%	10.00%
-15.00%	15.00%	15.00%
-20.00%	N/A	-5.00%
-40.00%	N/A	-25.00%
-80.00%	N/A	-65.00%
-100.00%	N/A	-85.00%

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com
Selected Risks
• Your investment in the notes may result in a loss. The notes do not guarantee any return of principal.
• Your maximum gain on the notes is limited to the Maximum Upside Return if the Lesser
Performing Index Return is positive.
• Your maximum gain on the note is limited by the Buffer Amount if the Lesser Performing
Index Return is negative.
• Any payment on the notes is subject to the credit risks of JPMorgan Financial Company
LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase
Financial Company LLC or JPMorgan Chase & Co.
• You are exposed to the risk of decline in the level of each Index.
• Your payment at maturity will be determined by the Lesser Performing Index.
• No interest payment, dividend payments or voting rights.
• JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500®
Index.
• The notes are subject to the risks associated with small capitalization companies.
• As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets.
Selected Risks (continued)
• The estimated value of the notes will be lower than the original issue price (price to public) of the notes.
• The estimated value of the notes is determined by reference to an internal funding rate.
• The estimated value of the notes does not represent future values and may differ from others’ estimates.
• The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period.
• Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.
• Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline.
• The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.
Additional Information
SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at
www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.
IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. taxrelated penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.
This material is not a product of J.P. Morgan Research Departments.
Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-222672 and 333-222672-01
2yr Capped Dual Directional Buffered Equity Notes linked to Lesser Performing of SPX/RTY
North America Structured Investments
The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary price supplement for additional information.